EXHIBIT 2.2
STOCK PURCHASE AGREEMENT
AND ESCROW INSTRUCTIONS
BY AND BETWEEN
GLOBAL WATER, INC.
and
MICHAEL SAUNDERS
DATED
DECEMBER 30, 2006

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (“Agreement”), dated as of December 30, 2006, by and between GLOBAL WATER, INC., a Delaware corporation, or permitted assignee (“Acquiror”), and Michael Saunders, (the “Shareholder”).
WITNESSETH:
     WHEREAS, Shareholder desires to sell, and Acquiror desires to purchase, all of the issued and outstanding shares of capital stock of Francisco Grande Utilities Company, an Arizona corporation (the “Company”), held by Shareholder (the “Shares”) for the consideration, on the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises, representations and warranties herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     The terms defined in this Article 1, whenever used in this Agreement (including in the Schedules) shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.
     AA.A: means the American Arbitration Association.
     ACC: means the Arizona Corporation Commission.
     Act: as defined in Section 6.2(b).
     Acquiror: as defined in the first paragraph to this Agreement.
     Acquiror Indemnitees: as defined in Section 5.1.
     ADWR: means the Arizona Department of Water Resources.
     Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the first Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as Shareholder or executor, or otherwise.
     Agreement: means this Stock Purchase Agreement, including the Schedules and Exhibits hereto.

     Applicable Law: means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.
     Arbitration Rules: as defined in Section 6.2.
     Business: means all of the business operations of the Company as currently conducted.
     CC&N: means all Certificates of Convenience and Necessity granted by the ACC to the Company (and its predecessors in interest), as heretofore amended.
     Closing: as defined in Section 2.2.
     Closing Date: as defined in Section 2.2.
     Code: means the Internal Revenue Code of 1986, as amended.
     Company: means Francisco Grande Utilities Company.
     Consent: means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.
     Contracts: as defined in Section 3.1.10(a).
     Dispute: as defined in Section 6.1.
     Environmental Laws: mean all Applicable Laws, regulations, standards, requirements, ordinances, policies, guidelines, orders, approvals, notices, permits or directives, or parts thereof, pertaining to environmental or occupational health and safety matters, in effect as at the date hereof.
     Escrow Agent: means First American Title Insurance Company.
     Existing Service Area: means the area covered by the CC&N and certain other areas as to which, as of the Closing Date, the Company has either applied, or has entered into agreements obligating it to apply, to the ACC to extend the CC&N, which Existing Service Area (according to current ACC records) is depicted on Schedule 1A attached hereto.
     FGUSA: Francisco Grande USA, Inc., an Arizona corporation.
     Final Order: An official order, “order preliminary” or other official determination by the ACC, provided, that such order will constitute a “Final Order” for purposes of this Agreement if: (a) no application for rehearing is filed with the ACC within twenty (20) days after the date such order is issued, as required by A.R.S. § 40-253; or (b) if an application for rehearing is filed with the ACC, such application is not granted within the time periods required by A.R.S. § 40-253. If an application for rehearing is granted by the ACC within the time period required by A.R.S. § 40-253, the order modifying the original order (following either (a) or (b) above) shall be deemed a “Final Order” for purposes of this Agreement. As used herein, “order preliminary” means an order issued by the ACC pursuant to A.R.S. § 40-285 that contains a binding commitment by the ACC to issue a certificate of convenience and necessity, subject only to the satisfaction of standard and customary conditions. For avoidance of doubt, the filing in any court of law of any appeal, action for judicial review, action for injunctive or other equitable relief, declaratory judgment, special action or action for extraordinary or prerogative writ, or any combination of such actions, will not, alone, prevent an ACC order from constituting a “Final Order” for purposes of this Agreement. If the ACC denies a request to transfer the CC&Ns as contemplated by this Agreement, and a court of law reverses the ACC’s decision on appeal, such court decision will constitute a “Final Order” for purposes of this Agreement.
     Financial Statements: as defined in Section 3.1.4.
     GMP: means generally accepted accounting principles as in effect in the United States of America as determined by the Financial Accounting Standards Board from time to time applied on a consistent basis as of the date of any application thereof.
     Governmental Approval: means any Consent of, with, or from any Governmental Authority.
     Governmental Authority: means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.
     Hazardous Substance: means any substance, material or waste which is regulated by Environmental Law, including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.
     Indemnified Party: as defined in Section 5.3.
     Indemnifying Party: as defined in Section 5.3.
     Knowledge: means the knowledge, after due inquiry, of Shareholder, or the Company, as applicable.
     Letter of Credit: as defined in Section 2.3.2.
     Lien: means any mortgage, deed of trust, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting Shareholder agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such as may arise under any Contracts.
     Losses: as defined in Section 5.1.
     Permit: means any consent, license, permission, authorization, approval, registration, permit or right-of-way issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.
     Person: means any natural person, firm, partnership, association, corporation, company, limited liability company, limited partnership, Shareholder, business Shareholder, Governmental Authority or other entity.
     Purchase Price: as defined in Section 2.3.
     PVUC: means, collectively, Palo Verde Utilities Company, an Arizona limited liability company, and Global Water — Palo Verde Utilities Company, an Arizona corporation.
     Schedules: means each of the schedules and exhibits attached to and made a part of this Agreement.
     SCWC: means, collectively, Santa Cruz Water Company, an Arizona limited liability company, and Global Water- Santa Cruz Water Company, an Arizona corporation.
     Shareholder Indemnitees: as defined in Section 5.2.
     Shareholder: as defined in the first paragraph to this Agreement.
     Shares: means all Shares of the Company. This term also includes any and all shares or interests (legal or equitable) in any predecessor company to the Company, including the dissolved Arizona corporation of the same name.
     Tax or Taxes: means any federal, state, provincial, local, foreign or other income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, privilege, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, transfer ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, registration, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof (including all interest and penalties thereon and additions thereto whether disputed or not).
     Tax Return: means any return, report, declaration, form, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
     Transaction Expenses: as defined in Section 7.1.

ARTICLE 2
PURCHASE AND SALE OF THE SHARES; CLOSING
     2.1 Sale and Purchase of Shares. Shareholder hereby agrees to sell the Shares to Acquiror, and Acquiror agrees to purchase the Shares from Shareholder.
     2.2 Place and Date. The closing of the sale and purchase of the Shares (the “Closing”) will take place upon the date of this Agreement (the “Closing Date”).
     2.3 Purchase Price; Security.
          2.3.1 The total purchase price (the “Purchase Price”) payable hereunder for all of the Shares shall be $8,000,000. Acquiror will pay the entire amount of the Purchase Price, to Shareholder immediately by wire transfer of immediately available funds to an account designated by Shareholder within five (5) business days after the ACC: (a) issues a Final Order determining that the water and wastewater CC&Ns previously held by the Company (or any substantial portion thereof) are held by PVUC or SCWC (or any other Affiliate of Acquiror)(; or (b) grants to PVUC or SCWC (or any other Affiliate of Acquiror) one or more certificates of convenience and necessity for the Existing Service Area (or any substantial portion thereof) for both water and wastewater service. If neither of the conditions set forth in (a) or (b) of this paragraph have been satisfied within twenty-four (24) months following the Closing Date and no payments have been made under Section 2.3.3 below, this Agreement will terminate, the escrow account described below will terminate, the Letter of Credit described below and any funds held by the Escrow Agent will be released to Acquiror, and the Shares and stock powers held by the Escrow Agent will be released to Shareholder; provided, however, that the foregoing time limitation will be tolled during the pendency of an appeal of the type described in the last sentence of the definition of “Final Order” in Article 1.
          2.3.2 As security for such payment obligation, on the Closing Date Acquiror will deliver to Escrow Agent one or more irrevocable, automatically renewing, standby letters of credit which total the full amount of the Purchase Price (together, the “Letter of Credit”) in such form as may be reasonably acceptable to Shareholder and with a term of at least one (1) year after the Closing Date. The Letter of Credit shall be issued by a financial institution that is a member of the New York Clearing House or a financial institution that is a commercial bank or trust company having a net worth (including affiliates) of at least one billion dollars ($1,000,000,000). Such institution or an affiliate shall have offices in Phoenix, Arizona, but the parties acknowledge that a Letter of Credit may still require presentation at an office outside the State of Arizona but within the continental United States. The Letter of Credit shall be governed by the International Standby Practices established by the International Chamber of Commerce. The Letter of Credit will remain in full force and effect until the Purchase Price has been paid in full to Shareholder. Acquiror will take no action to terminate or otherwise interfere with the Letter of Credit; provided, however, that Acquiror may replace the Letter of Credit with another Letter of Credit on identical terms at any time (so long as the replacement is simultaneous with the release to Acquiror of any Letter of Credit from Acquiror (and in the same amount of the released Letter of Credit) then held by Escrow Agent) and, additionally, any Letter of Credit then held by Escrow Agent may be replaced by another Letter of Credit upon Acquiror paying any portion of the Purchase Price to Shareholder, but reduced by the amount of such payment, at which time the previous Letter of Credit will be returned to Acquiror. If Acquiror fails to pay all or any portion of the Purchase Price when due, Shareholder may instruct Escrow Agent to immediately draw on the Letter of Credit to recover that portion of the Purchase Price then due. Except in the event of a default under this Agreement by Shareholder that has gone uncured following not less than five (5) business days written notice from Acquiror, if at any time Acquiror instructs Escrow Agent not to draw on the Letter of Credit to pay that portion of the Purchase Price then due, Shareholder may, at her option, immediately instruct Escrow Agent to terminate the escrow account and to release the certificates evidencing the Shares to Shareholder and the Letter of Credit to Acquiror. If the Letter of Credit is due to expire or be revoked or terminated and it is not renewed or replaced with a new Letter of Credit on identical terms on or before the date that is thirty (30) days prior to the expiration, termination or revocation of the Letter of Credit, Shareholder, following not less than five (5) business days written notice to Acquiror, may direct Escrow Agent to immediately draw on the Letter of Credit for the entire amount of the Purchase Price and direct Escrow Agent to hold the same in an escrow account established for the benefit of Shareholder for payment (or return to the Acquiror if the contingency in 2.3.1 is not fulfilled) in accordance with the terms and conditions set forth in section 2.3.1 above. Escrow Agent will promptly forward to Shareholder any notices or other correspondence it receives from the Letter of Credit issuer pertaining to the Letter of Credit.
          2.3.3 Notwithstanding the foregoing, in the event that the ACC issues any Final Order confirming that the CC&Ns are held in the name of the Company, Acquiror will, within five (5) business days after the date of such order or confirmation, pay to Shareholder $5,000,000 by wire transfer of immediately available funds to an account designated in writing by Shareholder. Such payment will be treated as a payment of the Purchase Price and the Letter of Credit may be reduced to $3,000,000. In such event, Acquiror will pay the remaining $3,000,000 of Purchase Price to Shareholder as follows: (a) $1,500,000 will be paid on the later of six (6) months after the Closing Date or the date on which the above-referenced $5,000,000 payment is made; and (b) the remaining $1,500,000 will be paid twelve (12) months after the Closing Date; provided, however, that if the ACC issues any Final Order determining that the CC&Ns (or one or more new certificates of convenience and necessity for the Existing Service Area or substantial portion thereof) are then held by PVUC or SCWC (or any other Affiliate of Acquiror) prior to the aforementioned six and twelve month anniversaries, then Acquiror will, within five (5) business days after the date of such Final Order, pay the remaining unpaid Purchase Price to Shareholder by wire transfer of immediately available funds to an account designated by Shareholder. The Letter of Credit required by Section 2.3.2 above will continue to be required for purposes of this Section 2.3.3, but in the amounts specified in this Section 2.3.3.
     2.4 Closing.
          2.4.1 On the Closing Date, Shareholder will deliver, or cause to be delivered, to the Escrow Agent: (a) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers) for transfer to Acquiror; (b) written resignations of all of the Company’s directors and officers, effective as of the Closing Date (and such resignations and voting powers shall be released to Acquiror on the Closing Date); and (c) such other evidence of the performance of Shareholder’s obligations under this Agreement as may be reasonably required by Acquiror or its counsel. The Letter of Credit and all items delivered by Shareholder and held by Escrow Agent shall be released to Acquiror having received the entire amount of the Purchase Price.
          2.4.2 On the Closing Date, Acquiror will execute and deliver the Letter of Credit to the Escrow Agent.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
     3.1 Representations and Warranties to Acquiror. As of the date hereof, Shareholder hereby represents and warrants to Acquiror as follows:
          3.1.1 Authorization, etc. Shareholder has duly executed and delivered this Agreement and that this Agreement and any agreements executed by Shareholder in connection herewith constitute the legal, valid and binding obligation of Shareholder enforceable against Shareholder in accordance with their terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, receivership, moratorium and similar laws affecting creditors’ rights generally, and to the availability of equitable remedies (whether asserted at law or in equity).
          3.1.2 Corporate Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona with full corporate power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated; Shareholder has delivered to Acquiror complete, up to date and correct copies of the Company’s respective articles of incorporation, bylaws, minute books or other organizational documents, in each case as amended and in effect on the date hereof; the Company is not in violation of any of the provisions of its articles of incorporation or bylaws or any other organizational documents; the Company has no subsidiary, nor does the Company own, directly or indirectly, any equity interest or investment in any other Person; all of the issued and outstanding shares of capital stock of the Company are owned of record and beneficially by Shareholder, with no other Person owning or having any rights (including without limitation any voting rights, whether as proxy, attorney-in-fact, assignee, transferee or otherwise) in or with respect thereto.
          3.1.3 No Conflicts, etc. The execution, delivery and performance by Shareholder of this Agreement, and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (i) any Applicable Law applicable to the Company, Shareholder or any Affiliate of the Company or Shareholder, or any of the properties or assets of the Company, (ii) the articles of incorporation or bylaws or other organizational documents of the Company, (iii) the CC&Ns or (iv) any Contract to which Shareholder or the Company is a party or by which Shareholder or the Company or any of its properties or assets, may be bound or affected; and no Governmental Approval or other Consent is required to be obtained or made by Shareholder or the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

          3.1.4 Financial Statements. Shareholder has made available to Acquiror ACC annual reports, which include financial statements of the Company as at and for the periods ended on December 31, 2005, 2004, 2003 and 2002 (collectively, the “Financial Statements”), and the Financial Statements are complete and correct in all material respects, accurately reflect in all material respects the assets, liabilities, results of operations and financial condition of the Company as of their respective dates.
          3.1.5 Absence of Undisclosed Liabilities. The Company has no liabilities, guarantees or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due except (a) as and to the extent disclosed or reserved against in the Financial Statements or (b) liabilities arising in the ordinary course of business consistent with prior practice.
          3.1.6 Taxes. Shareholder has delivered to Acquiror complete and correct copies of all Tax Returns and supporting schedules filed by the Company for each of the fiscal years ended on December 31 of 2005, 2004, 2003 and 2002. Except for current filings, which are the subject of extensions under applicable procedures and which are identified in Schedule 3.1.6, the Company has filed all Tax Returns that the Company was required to file prior to the date hereof. Except as set forth in Schedule 3.1.6, all such Tax Returns were correct and complete in all material respects. The Company has not been a member of any affiliated group filing a consolidated federal income Tax Return; and except as set forth in on Schedule 3.1.6:
               (a) all Taxes owed by the Company (whether or not shown on any Tax Return) with respect to Tax Returns the due date of which preceded the date hereof have been paid;
               (b) all other Taxes due and payable by the Company with respect to periods ending on or as of December 31, 2005 (whether or not a Tax Return is due on such date) have been paid or are accrued in a manner customarily applied by the Company on the applicable Financial Statements;
               (c) there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against the Company, and there are no pending or, to the Knowledge of Shareholder, threatened audits, disputes or other proceedings concerning the Company’s liability for any Taxes and no issues have been raised with Shareholder or the Company in any examination by any taxing authority which could reasonably be expected to result in a proposed deficiency for any tax period following the Closing Date;
               (d) no power of attorney relating to the Taxes or Tax Returns of the Company has been executed or filed with any Person including any taxing authority;
               (e) the Company has no liability for Taxes of any other Person as a transferee or successor by operation of law, by contract or otherwise;
               (f) there are no Liens on the assets of the Company or on any of the Shares relating or attributable to Taxes (other than Liens on assets of the Company for sales, use and payroll Taxes not yet due and payable), and neither Shareholder nor the

Company have any Knowledge of any reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on any asset of the Company or on any of the Shares;
               (g) the Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person; and
               (h) there have been, and, to the Knowledge of Shareholder, there are proposed or threatened, no accounting method changes of the Company that could reasonably be expected to give rise to an adjustment to any Taxes after the Closing Date.
          3.1.7 Absence of Changes. Except as set forth in Schedule 3.1.7 or otherwise disclosed herein or in the Financial Statements, since December 31, 2005, the Company has conducted the Business only in the ordinary course consistent with prior practice and has not:
               (a) incurred any material (i.e., in excess of $1000 for any individual item) obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in the ordinary course of business consistent with prior practice;
               (b) mortgaged, pledged or subjected to Lien, any property or assets, tangible or intangible;
               (c) sold, transferred, leased to any Person or otherwise disposed of any assets, except in the ordinary course of business consistent with prior practice, or canceled or compromised any debt or claim, or waived or released any right of substantial value;
               (d) received any notice of termination of any Contract or suffered any damage, destruction or loss (whether or not covered by insurance) in excess of $10,000;
               (e) made any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any director, officer, employee, consultant, Affiliate or agent of the Company;
               (f) instituted, settled or agreed to settle any litigation, action or proceeding before any court or Governmental Authority;
               (g) entered into any transaction, contract or commitment other than in the ordinary course of business or paid or agreed to pay any legal, accounting, brokerage, finder’s fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby, other than such fees or other expenses or Taxes which are payable solely by Shareholder and as to which neither the Company nor Acquiror shall have any liability or obligation;

               (h) written up the carrying value of any of the Company’s assets;
               (i) suffered any material loss of customers or received any notice of any pending material loss of customers;
               (j) entered into or assumed any obligations under any material employment, compensation or consulting agreement or any collective bargaining agreement with any Person or group, or modified or amended in any material respect the terms of any such existing agreement;
               (k) materially amended, modified or terminated, or agreed to amend, modify or terminate, any existing Contract;
               (l) amended the articles of incorporation, bylaws or other governing corporate documents of the Company;
               (m) made any material change or modification in the Company’s accounting practices, policies or procedures; or
               (n) taken any action or omitted to take any action that could reasonably be expected to result in the occurrence of any of the foregoing within ninety (90) days after the Closing Date.
          3.1.8 Litigation. There is no action, claim, demand, lawsuit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory (including any ACC complaint proceeding) or otherwise, in law or in equity, which has been served upon the Company or of which Shareholder or the Company have Knowledge or, to the Knowledge of Shareholder or the Company, overtly threatened against Shareholder, or the Company which materially affects Shareholder or the Company, the Shares (or any of them), the Company’s assets and/or business, or relating to the transactions contemplated by this Agreement, and there is no valid basis for the same, (ii) the Company (and its assets) is not a party to, subject to or bound by, any decree, order, injunction, settlement agreement or arbitration decision or award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority) with respect to or affecting the properties, assets, personnel or business activities of the Company, and (iii) no citation, fee or penalty has been levied or asserted against Shareholder or the Company under any Environmental Law or by the ACC or any other Governmental Authority.
          3.1.9 Capitalization. The authorized capital stock of the Company consists of ten (10) shares of common stock, $1 par value, of which ten (10) shares are issued and outstanding. The Company has no other issued or outstanding securities. All of the Company’s outstanding capital stock is owned beneficially and of record by Shareholder, is owned free and clear of all Liens, is validly issued, fully paid, non-assessable and has not been issued in violation of any pre-emptive rights of any other Person (including other shareholders); except for this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments (contingent or otherwise) obligating Shareholder to sell or transfer any of the capital stock of the Company owned by Shareholder or obligating the Company to issue or to transfer from treasury any additional shares of, or any securities convertible or exchangeable into, the capital stock of the Company; there are no stock transfer restrictions or shareholder agreements operating or in effect relating to the capital stock of the Company (or any such restrictions are hereby waived by Shareholder) with respect to the transactions provided for in this Agreement), there are no restrictions or qualifications of any kind on the sale or transfer of such stock; and, except as set forth in Schedule 3.1.9, neither Shareholder nor any of her Affiliates are creditors of the Company.
          3.1.10 Contracts.
               (a) Schedule 3.1.10 contains a complete and accurate description of all agreements, contracts, commitments and other instruments and arrangements (whether written or oral) of the types described below by which the Company or any of its assets, businesses or operations receive benefits or to which the Company is a party or by which the Company is bound, other than insignificant contracts entered into in the ordinary course of business consistent with past practice (the “Contracts”), including:
                    (i) leases, licenses, permits, franchises, insurance policies, warranties, guarantees, Governmental Approvals and other contracts concerning or relating to the Company’s real property,
                    (ii) contracts for capital expenditures in excess of $50,000 each;
                    (iii) performance bonds, completion bonds, bid bonds, suretyship agreements and similar instruments;
                    (iv) joint venture, partnership and similar contracts involving a sharing of profits and/or expenses; and
                    (v) agreements providing for the leasing to or by the Company of personal property.
               (b) Shareholder has delivered or provided (or prior to Closing will provide) access to Acquiror to complete and correct copies of all written Contracts, together with all amendments thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth in Schedule 3.1.10.
               (c) all Contracts are in full force and effect and enforceable against each party thereto. There does not exist under any Contract any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of the Company or, to the Knowledge of Shareholder, any other party thereto. No consent of any third party is required under any Contract as a result of or in connection with, and the enforceability of any Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
               (d) The Company has no outstanding power of attorney. Nor is the Company a member of any property owner’s association.

          3.1.11 Insurance. Schedule 3.1.11 contains a complete and correct list and summary description of all insurance policies maintained by or for the benefit of the Company; Shareholder has delivered to Acquiror complete and correct copies of all such policies together with all riders and amendments thereto; such policies are in full force and effect, and all premiums due thereon have been paid; the Company has complied in all material respects with the terms and provisions of such policies; Schedule 3.1.11 sets out all claims made by the Company (excluding any claims by employees under health, dental, life or similar insurance) under any policy of insurance during the past two years; and Shareholder has no Knowledge of any basis on which a claim should or could be made under any such policy.
          3.1.12 Certain Real and Personal Property. To Shareholder’s knowledge, the Company does not own or lease any real or tangible personal property. If any assets related to water provision or a wastewater treatment facility used to service the Francisco Grande Resort owned by the Shareholder are ultimately determined to be owned by the Company, such fact will not result in a breach of this representation, and the parties will address such matter by separate agreement, which, among other things, will provide for the transfer of such assets to Shareholder or her designee for no additional consideration, subject to ACC approval, if required.
          3.1.13 Permits. Neither the Shareholder nor the Company has received notice from any Governmental Authority of any actual or potential defect in the CC&Ns. Except for the CC&Ns and as otherwise set forth in Schedule 3.1.13, the Company has no Permits. Copies of the CC&Ns, including copies of all related, material correspondence with the ACC, have been delivered to Acquiror; except as disclosed in Schedule 3.1.13, the Company is in full compliance with the provisions of each CC&N and no CC&N will be terminated, cancelled or revoked or become terminable, cancelable or revocable or otherwise impaired in any respect as a result of the execution and delivery by the parties hereto of this Agreement or the consummation of the transaction contemplated hereby; provided, however, that the anticipated transfer of the CC&Ns to PVUC and SCWC following the Closing Date will require advance approval from the ACC.
          3.1.14 Environmental Matters.
                    (a) Except as set forth in Schedule 3.1.14: (i) the Company has complied and is in compliance in all material respects with all applicable Environmental Laws pertaining to the conduct of its business; the Company has not received any written communication alleging that it is not in compliance with any applicable Environmental Law, and (ii) there is no claim pending or, to the Knowledge of Shareholder or the Company, threatened, against the Company relating to any alleged or actual violation of Environmental Law.
                    (b) Neither the Company nor, to the Knowledge of Shareholder, any other Person acting under the Company’s direction or on its behalf, has caused or taken any action or is aware of any action that could reasonably result in, and the Company is not subject to, any material liability or obligation relating to the past or present use, management, handling, transport, treatment, generation, storage, disposal or release of any Hazardous Substance.
                    (c) Shareholder has made available to Acquiror all (and not withheld from Acquiror any) information, including all studies, analyses and test results, in the possession, custody or control of or otherwise known to Shareholder or the Company relating to (i)

environmental conditions or requirements relating to the operation of the Business at the present time or in the past, and (ii) any Hazardous Substances used, managed, handled, transported, treated, generated, stored, disposed of or released by the Company or any other Person in connection with the use or operation of any of the properties and assets of the Company, or the Business.
          3.1.15 No Class A Utility. Neither Shareholder, the Company nor any Affiliate acting on their behalf has ever consented to the Company being a Class A Utility (as that term is defined in A.A.C. R14-2-103), received notice from any Person that the Company is or may be a Class A Utility or satisfied the requirements in effect at any applicable time for the Company to be a Class A Utility.
          3.1.16 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Company or Shareholder in such manner as to give rise to any valid claim against the Company or Acquiror, or any of their Affiliates for any brokerage or finder’s commission, fee or similar compensation, or for any bonus payable to any officer, director, shareholder, employee, agent or sales representative of or consultant to the Company, Shareholder or any Affiliate of the Company or Shareholder upon consummation of the transactions contemplated hereby or thereby or otherwise. Shareholder hereby agrees and covenants to defend, indemnify, and hold harmless Acquiror and the Company from any and all such claims for any brokerage or finder’s commission, fee or bonus dependent upon consummation of the instant transaction.
          3.1.17 No Contractual Interference. At no time in the course of the discussions of the transactions contemplated by this Agreement did Acquiror induce Shareholder or the Company to impair or terminate any contractual relationship to which it is a party or to deprive any Person of any prospective economic benefit.
          3.1.18 All Assets. Except as set forth in Schedule 3.1.18, the assets of the Company described in the Schedules to this Agreement include all assets, rights, properties and contracts which are currently used by the Company to carry on the Business.
          3.1.19 Receivables. The Company has no accounts receivable.
          3.1.20 Accounts Payable. The Company has satisfied, paid and discharged its accounts payable and other current liabilities and obligations in a timely manner, excepting only those current liabilities disclosed in the Financial Statements, and (ii) liabilities that are the subject of a currently unresolved bona fide dispute, any and all of which bona fide disputes are described on Schedule 3.1.20.
          3.1.21 Intellectual Property. To the Knowledge of Shareholder, the Company has no intellectual property rights, other than properly acquired licenses of off the shelf “shrink-wrap” software products, if any; to the Knowledge of Shareholder, the Company has not used, sold or supplied any goods or services in any manner that would constitute an infringement of the intellectual property rights of any other Person; and neither Shareholder nor the Company has received any notification, warning, threat of legal action or proceeding or other written notice that the Company has violated or is violating the intellectual property rights of any Person.
          3.1.22 Employees. The Company has no employees.
          3.1.23 Employee Benefit Plans. The Company has no employee benefit plans, including plans relating to retirement or insurance.
          3.1.24 Compliance with Applicable Law. Except as set forth on Schedule 3.1.24, the Company is in material compliance with all Applicable Laws; and without limiting the generality of the foregoing, except as set forth on Schedule 3.1.24, the Company has satisfied all of its obligations to date with respect to the filing of annual reports with the ACC and ADWR.
          3.1.25 No Guarantees. None of the obligations or liabilities of the Company are guaranteed by or subject to a similar contingent obligation of any other Person; the Company has not guaranteed or become subject to a similar contingent obligation in respect of the obligations or liabilities of any other Person; and there are no outstanding letters of credit, surety bonds or similar instruments relating to the Company.
          3.1.26 Payments to Shareholder. Since December 31, 2005, neither the Company nor any other Person acting on behalf of or for the benefit of the Company has, directly or indirectly, made any distributions, or paid any dividends or made any other payments of any kind or nature to Shareholder.
          3.1.27 Absence of Certain Business Practices. Neither the Company nor any manager, member, employee or agent of the Company, nor any other Person acting on its behalf, has, directly or indirectly, within the past two (2) years, given or agreed to give any gift, bribe, rebate or kickback or otherwise provided any similar benefit to any customer, Governmental Authority employee or other Person who is or may be in a position to help or hinder the Company (or assist the Company in connection with any actual or proposed transaction) (i) which subjected or might have subjected the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which if not given in the past, or if not continued in the future, may adversely affect the Company or its business or subject the Company to legal action, fine or penalty in any private or governmental litigation or proceeding, (iii) for any of the purposes described in Section 162(9) of the Code, or (iv) for the purpose of establishing or maintaining any concealed fund or concealed bank account; and the Company has complied with all applicable tariffs in providing service to its customers.
          3.1.28 Solvency. The Company is not insolvent, nor is Shareholder. Neither the Company nor Shareholder have committed an act of bankruptcy, proposed a compromise or arrangement to their creditors generally, had any petition in bankruptcy filed against them, filed a petition or undertaken any action or proceeding to be declared bankrupt, to liquidate its assets or to be dissolved; and the transactions contemplated by this Agreement will not cause Shareholder to become insolvent or to be unable to satisfy and pay her debts and obligations generally as they come due.
          3.1.29 Title to Shares. Shareholder owns the Shares free of any Liens.

          3.1.30 Accuracy of Representations. To the Knowledge of Shareholder, no representation, warranty or schedule furnished by Shareholder or the Company to Acquiror in connection with this Agreement or the transactions contemplated hereby contains any untrue statement of material fact or fails to state any material fact necessary to make the statements contained herein or therein not materially misleading.
     3.2 Representations and Warranties of Acquiror. Acquiror represents and warrants to Shareholder as follows:
          3.2.1 Corporate Status; Authorization, etc. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Acquiror of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of Acquiror. Acquiror has duly executed and delivered this Agreement. This Agreement is a valid and legally binding obligation of Acquiror enforceable against Acquiror in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance, receivership, moratorium and similar laws affecting creditors’ rights generally, and to the availability of equitable remedies (whether asserted at law or in equity).
          3.2.2 No Conflicts, etc. The execution, delivery and performance by Acquiror of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time or both) (i) the certificate of incorporation or bylaws of Acquiror, (ii) any Applicable Law applicable to Acquiror or any of its properties or assets or (iii) any contract to which Acquiror is a party or by which it or any of its respective properties or assets may be bound or affected.
          3.2.3 Litigation. There is no action, claim, suit or proceeding pending, or to the knowledge of Acquiror, threatened, by or against or affecting Acquiror in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.
          3.2.4 Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Acquiror who would be entitled to make a valid claim against Shareholder for any brokerage commission, finder’s fee or similar compensation upon consummation of the transactions contemplated hereby or otherwise. Acquiror hereby agrees and covenants to defend, indemnify and hold harmless Shareholder from any and all such claims for any brokerage or finder’s commission, fee or bonus dependent upon consummation of the instant transaction.
          3.2.5 No Class A Utility. With respect to periods on and prior to the Closing Date, Acquiror has never consented to being a Class A Utility (as that term is defined in A.A.C. R14-2-103) and has never received notice from any Person that Acquiror either: (a) is or may be a Class A Utility or (b) satisfied the requirements in effect at any applicable time for the Company to be a Class A Utility.
     3.3 No Other Representations or Warranties. Each party to this Agreement hereby expressly acknowledges and agrees that it has not relied on, and no other party has made, any representation or warranty, expressed or implied (all implied warranties being hereby expressly disclaimed), except for those representations and warranties that are expressly set forth in this Agreement.
ARTICLE 4
COVENANTS
     4.1 Public Announcements. Neither Shareholder nor Acquiror shall make, or permit any Affiliate to make, any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of Acquiror, in the case of any announcement by Shareholder, or by Shareholder, in the case of any announcement by Acquiror.
     4.2 Further Actions.
          4.2.1 As promptly as is practicable, but in no event later than thirty (30) days, after the Closing Date, Acquiror will file appropriate documents with the ACC seeking confirmation that the CC&Ns are currently held by the Company and approval to transfer the CC&Ns from the Company to PVUC and SCWC (or another Affiliate of Acquiror). Acquiror will diligently pursue such matters and will use all commercially reasonable efforts to obtain such approvals or grants as quickly as possible. Subject to Section 4.2.5, Acquiror (or its Affiliate) will control all ACC proceedings contemplated under this Section 4.2.1.
          4.2.2 If Acquiror fails to initiate the ACC proceedings described in Section 4.2.1 within the aforementioned 30-day time period, Shareholder shall have the right to initiate proceedings in the ACC seeking a declaration or order confirming that the CC&Ns are currently held by the Company. If and when the ACC issues such a Final Order, the provisions of Section 2.3.3 shall apply. Acquiror hereby constitutes and appoints Shareholder, her successors and assigns, as the true and lawful attorney-in-fact of Acquiror, in the name of the Company or Acquiror (as Shareholder may determine in her sole discretion) but for the benefit and at the expense of Shareholder (except as otherwise herein provided) solely and exclusively for the purpose of initiating the above described ACC proceedings and otherwise enforcing her rights under this Section 4.2.2. The foregoing power of attorney is coupled with an interest and shall be irrevocable. For avoidance of doubt, the foregoing power of attorney shall have no force or effect if Acquiror (or its Affiliate) files the documentation and requests the confirmation contemplated in Section 4.2.1 within thirty (30) days after the Closing Date, and continues to diligently pursue such matters thereafter.
          4.2.3 Shareholder and Acquiror shall (at Acquiror’s expense) reasonably cooperate with each other in good faith as may be reasonably necessary in support of the ACC’s determination that the CC&Ns are held by PVUC and SCWC (or another Affiliate of Acquiror, or any proceeding contemplated in Section 4.2.2.

          4.2.4 Without limitation, Shareholder shall be deemed to have reasonably cooperated in accordance with Section 4.2.3 if she (or her representative, as permitted by the ACC) (a) appears and testifies at all ACC hearings of which she is given at least ten (10) business days advance written notice; (b) complies with any data request or other discovery request sent to her by the ACC, ACC staff or any other party to the ACC proceedings contemplated by Sections 4.2.1, 4.2.2 and 4.2.3; and (c) otherwise does not make any statements or take (or fail to take) any action with the intent of frustrating Acquiror’s goal of obtaining the CC&Ns.
          4.2.5 Acquiror will request that counsel for Shareholder be included in the service list for the proceedings contemplated by Section 4.2.1. Aquiror will: (a) promptly notify Shareholder’s counsel in writing or by electronic mail of any meetings or conference calls between Acquiror or the Company and the ACC staff concerning any proceedings contemplated in this Section 4.2 and allow Shareholder (or her representative) a reasonable opportunity to attend and participate in such meetings or conference calls; (b) promptly upon receipt, provide Shareholder with copies of all correspondence not filed with the ACC’s docket control center but received by Acquiror or the Company from the ACC or its staff concerning any proceedings contemplated in this Section 4.2; and (c) prior to sending any correspondence or application to the ACC or its staff concerning the proceedings contemplated in this Section 4.2, and prior to filing an application pursuant to Section 4.2.1, provide a draft of such correspondence or application to Shareholder and allow her (or her representative) a reasonable period of time to review and comment on such draft. Acquiror will not make any statement or take (or fail to take) any action intentionally to frustrate or delay the goal of obtaining the CC&Ns as quickly as possible consistent with sound and customary regulatory practices. Shareholder will be responsible for her own attorneys’ fees and other expenses incurred in connection with (i) monitoring any proceedings as contemplated by this Section 4.2.5 and (ii) participating in any proceedings for which her participation is not otherwise required by the ACC or by this Section 4, it being agreed that any such required participation will be at Acquiror’s expense.
          4.2.6 Shareholder does not guarantee, and will not be responsible for, the outcome of any ACC decision and an unfavorable decision will not result in a determination that Shareholder did not perform her obligations under this Section 4.2. This provision expressly survives the Closing. However, notwithstanding the foregoing, and notwithstanding any other term of this Agreement, should the ACC conclude that either the water or wastewater CC&Ns is not valid, not in effect or that the Company does not hold either the water or wastewater CC&Ns, then Shareholder and Acquiror shall (at Acquiror’s expense) reasonably cooperate in good faith with each other to appeal any such order.
     4.3 Further Assurances. Following the Closing Date, Acquiror and Shareholder shall, and shall cause each of its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances consistent with the terms of this Agreement and take such other actions consistent with the terms of this Agreement as shall be necessary, or otherwise reasonably requested by any other party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby. All reasonable expenses incurred by any party or Affiliate at the request of any party shall be paid or reimbursed promptly by the requesting party upon receipt of reasonable documentation evidencing the amount and purpose of each such expense.
     4.4 Post-Closing Agreements. Within ten (10) business days after the Closing Date: (a) Acquiror and Shareholder will negotiate to enter into a Limited Agent Agreement providing for certain matters relating to the Francisco Grande Resort and other matters, as agreed by Acquiror and Shareholder, each acting in their sole discretion; and (b) Acquiror and Shareholder will negotiate to amend this Agreement to further define “substantial portion thereof” as that phrase is used in Sections 2.3.1 and 2.3.3, as well as the consequences in the event PVUC, SCWC (or another Affiliate of Acquiror) ultimately obtains less than a substantial portion of the CC&Ns previously held by the Company. Each party will negotiate in good faith with respect to the agreements contemplated by this Section 4.4, but each party will be free to act in its sole discretion and neither party will be obligated to enter into any such agreement. If the parties are unable to agree as to either agreement contemplated by this Section 4.4 within ten (10) business days after the Closing Date, this Agreement will automatically terminate, the Letter of Credit will be released to Acquiror and all items deposited with the Escrow Agent by the Shareholder will be released to Shareholder.
ARTICLE 5
INDEMNIFICATION
     5.1 Indemnification By Shareholder. To the extent permitted by Applicable Law, but subject to the limitations set forth in Sections 5.4 and 5.5 unless otherwise set forth herein, Shareholder covenants and agrees to defend, indemnify and hold harmless Acquiror, and its officers, directors, employees, agents, advisers, representatives and Affiliates (which, following the Closing, shall include the Company) (collectively, the “Acquiror Indemnitees”) from and against, and to pay or reimburse Acquiror Indemnitees for, any and all claims, amounts paid in settlement of claims, liabilities, obligations, losses, fines, costs, royalties, proceedings, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including without limitation any out-of pocket expenses and reasonable attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder but excluding any consequential damages (collectively, “Losses”), resulting from or arising out of:
               (a) any material inaccuracy of any representation or warranty by Shareholder made or contained in this Agreement; or
               (b) any failure of Shareholder to perform any covenant or agreement hereunder or to fulfill any other obligation in respect hereof, including without limitation any failure to pay Taxes due prior to the Closing Date, unless such Taxes were disclosed to Acquiror in connection with this Agreement.
     5.2 Indemnification by Acquiror. To the extent permitted by Applicable Law, but subject to the limitations set forth in Sections 5.4 and 5.5, Acquiror covenants and agrees to defend, indemnify and hold harmless Shareholder and her employees, agents, advisors, representatives and Affiliates (collectively, the “Shareholder Indemnitees”) from and against, and to pay or reimburse Shareholder Indemnitees for, any and all Losses resulting from or arising out of:
               (a) any material inaccuracy in any representation or warranty by Acquiror made or contained in this Agreement; or
               (b) any failure of Acquiror to perform any covenant or agreement hereunder or to fulfill any other obligation in respect hereof.
     5.3 Indemnification Procedures. In the case of any claim by an Acquiror Indemnitee or a Shareholder Indemnitee (any of which, an “Indemnified Party”) for indemnification under this Article 5, notice shall be given by the Indemnified Party to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom; provided that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and (iii) the failure by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party’s tax liability or the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sale cost of the Indemnifying Party, provided that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Section 5.3, including tax audits and claims, and the records of each shall be available to the other with respect to such defense.

     5.4 Time Limitations. Except for claims arising out of a breach of Section 3.1.1 or 3.1.9, which shall have no time limitation other than any applicable statute of limitation, Shareholder will have liability with respect to Section 5.1(a) only if on or before the date which is twelve (12) months after the first installment of the Purchase Price is paid to Shareholder pursuant to Section 2.3 above, Acquiror notifies Shareholder in writing that it is seeking indemnification, specifying the factual basis of the claim in reasonable detail to the extent then known by Acquiror. Acquiror will have liability with respect to Section 5.2 only if on or before the date which is twelve (12) months after the Closing Date, Shareholder notifies Acquiror in writing of the claim, specifying the factual basis of the claim in reasonable detail to the extent then known by Shareholder. Notwithstanding the foregoing, if before 5:00 p.m. (Arizona time) on the date specified in the first sentence hereof, any party against which an indemnification claim has been made hereunder has been properly notified in writing of such claim and such claim has not been finally resolved or disposed of as of such date, then such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms of this Agreement.
     5.5 Limitations on Indemnification. Shareholder shall have no liability (for indemnification or otherwise) with respect to claims arising under Sections 5.1(a) unless and until each such Loss exceeds $1,000 and the total of all Losses with respect to such matter exceeds $15,000; provided, however, that should the aggregate amount of Losses calculated in this manner exceed $15,000, Acquiror shall be entitled to indemnification for the full amount of such Losses (including the first $15,000). Acquiror shall have no liability (for indemnification or otherwise) with respect to claims arising under Section 5.2 until the total of all Losses with respect to such matters exceed $15,000; provided, however, that should the aggregate amount of Losses exceed $15,000, Shareholder shall be entitled to indemnification for the full amount of such Losses (including the first $15,000). The aggregate liability of Shareholder for all claims of Losses shall not exceed fifty percent (50%) of the Purchase Price actually paid to Shareholder, except that this limitation shall not apply to claims (i) arising with respect to any of Sections 3.1.1, 3.1.6, 3.1.8, 3.1.9, 3.1.10, 3.1.13 or 3.1.14, with respect to any Loss as to which a Claim is made within the applicable time period as set forth in section 5.4 above; (ii) for any breach of any of Shareholder’s representations and warranties for which Shareholder had actual knowledge at any time prior to the date on which such representation and warranty was made; or (iii) resulting from any intentional breach by Shareholder of any representation, warranty, covenant or obligation contained in this Agreement, and with respect to the foregoing clauses (i), (ii) and (iii), the aggregate liability of Shareholder for all claims of Losses shall not exceed one hundred percent (100%) of the Purchase Price actually paid to Shareholder. For avoidance of doubt, in no event will Shareholder have any liability to Acquiror for any amounts in excess of the Purchase Price actually paid to Shareholder.
     5.6 Exclusive Remedy. The right to indemnification provided in this Article 5 is intended to be the sole and exclusive remedy of Acquiror or Shareholder following the Closing, except for the remedies provided in Article 4.

ARTICLE 6
DISPUTE RESOLUTION
     6.1 Disputes. Any claim, dispute or other matter in controversy (herein called “Dispute”), whether based on contract, tort, statute or other legal theory (including but not limited to any claim of fraud or misrepresentation), arising out of or related to the Agreement or the breach thereof shall be settled according to the procedures set forth in this Article 6 exclusively; provided however, that either party may seek preliminary judicial relief in the form of a provisional remedy or injunctive relief if such remedy is otherwise available and such party, in its judgment, considers such action necessary to avoid irreparable damage during the pendency of such procedures.
     6.2 Arbitration. If the parties have first attempted in good faith to resolve the Dispute by direct negotiations and the Dispute remains unresolved sixty (60) days after good faith negotiations are attempted by any party, then the Dispute shall be settled by arbitration in Phoenix, Arizona in accordance with the then current Commercial Rules of Arbitration (“Arbitration Rules”) of the AAA in effect on the date of this Agreement, as supplemented or modified by the following:
          (a) Notice of demand for arbitration shall be filed with the other party and AAA after the expiration of the period set forth in this Section 6.2 or such other date as the parties mutually agree.
          (b) Notwithstanding any choice of law or other provisions of this Agreement to the contrary, the agreement to arbitrate set forth in this Article 6 shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq (the “Act”), which shall not be superseded or supplemented by any other arbitration act, statute or regulation.
          (c) In the event that all or a portion of the Dispute is the responsibility in whole or in part of a Person who is under no obligation to arbitrate such matter with the parties in the same proceeding, then the parties shall, in the absence of an agreement between them to the contrary, delay or stay any arbitration between them pending the determination, in a separate proceeding, of the responsibility and liability of or to such Person for the Dispute or matter involved, provided that the parties shall use their best efforts to cause any Affiliate of such party to participate in such arbitration proceedings. Each party agrees that any arbitration instituted by them under this Section 6.2 may, at the election of the other party, be consolidated with any other arbitration proceeding involving a common question of fact or law between the electing party and any other Persons. In any Dispute concerning the application of this Section 6.2(c), the question of arbitrability shall be decided by the appropriate court and not by arbitration,
          (d) A party who files a notice of demand for arbitration must assert in the demand all claims, disputes or other matters then known to that party on which arbitration is permitted to be demanded. When a party fails to include a claim through oversight, inadvertence or excusable neglect, or when the claim had not matured at the time of the notice of demand or was acquired subsequently, the arbitration panel shall permit amendment. In no event shall a demand for arbitration be made when the institution of legal or equitable proceedings based on such Dispute would be barred by laches or any applicable statute of limitations; and whether or not a Dispute is time-barred shall be decided by an appropriate court having jurisdiction and not by arbitration.
          (e) If the claim in the Dispute does not exceed $250,000, there shall be a single arbitrator selected by mutual agreement of the parties or, if the parties cannot agree on an arbitrator within ten (10) days, appointed according to the Arbitration Rules. If the claim in the Dispute exceeds $250,000, the arbitration panel shall consist of three (3) members, selected according to the Arbitration Rules. All arbitrators must be neutral and must be knowledgeable in the subject matter of the Dispute. At least two (2) of the arbitrators on the panel (or the single arbitrator, as the case may be) must be or have been a partner in a highly respected law firm for at least fifteen (15) years specializing in either general corporate, commercial transactions or commercial litigation matters.
          (f) In advance of the hearing, the arbitrator(s) may compel the parties to exchange a detailed statement of their claims, including the names and addresses of the witnesses and a brief description of the documents on which they intend to rely. The arbitrator(s) may exclude from the hearing the introduction of any evidence or the testimony of any witness not disclosed to the other party in advance as ordered by the arbitrator(s). The arbitrator(s) may also permit the oral depositions of the parties and any expert witnesses to be taken. However, there shall be no other pre-hearing discovery unless and then only to the extent that all parties otherwise agree in writing.
          (g) Except for good cause, or in case of emergency, the arbitration hearing shall commence within sixty (60) days after the notice of demand for arbitration is given and shall proceed during each business day thereafter until concluded.
          (h) The award may not grant any relief that could not be granted in court litigation to resolve the Dispute under Applicable Law. A monetary award may only be made for compensatory damages, and if any other damages (whether exemplary, punitive, consequential or other) are included, the award shall be vacated and remanded, or modified or corrected as appropriate to promote this damage limitation. The arbitration panel shall award the prevailing party in the arbitration its reasonable attorneys’ fees and costs incurred in connection with the arbitration. Any party who succeeds, by claim or counterclaim, in court proceedings to stay litigation or compel arbitration shall also be entitled to recover all costs incurred in connection with such proceedings, including attorneys’ fees to be awarded by the court. In addition, the arbitration panel shall award the costs of administration by AAA as it may in its judgment decide.
          (i) The arbitration award shall be in writing and shall include a statement of findings of fact and conclusions of law for the award. Except as otherwise expressly provided in this Section 6.2, the award rendered by the arbitrator(s) shall be final and judgment may be entered upon it in accordance with the Act in any court having jurisdiction.

          (j) Within fifteen (15) days after the date of the arbitration award, either party may request the arbitration panel to correct clerical, typographical or computational errors in the award and to make an additional award as to claims presented in the arbitration proceedings but not dealt with in the award.
          (k) Either party can appeal to any state court of record having jurisdiction, to vacate and remand, or modify or correct the arbitration award for any of the grounds specified in the Act.
          (l) At the request of either party, but only if contained in the initial written demand for arbitration or in the initial response to the demand, the arbitration proceedings shall be conducted in secrecy. In such case (a) the fact of the pending arbitration shall not be disclosed or confirmed by the parties or the arbitration panel to any Person who is not a party to, or called to testify at, the proceedings until the arbitration award has been made, (b) the proceedings shall not be recorded or transcribed in any manner, and (c) all documents, testimony and records (other than the contract documents out of which the Dispute arises) shall be received, heard and maintained by the arbitrator(s) in secrecy, available for inspection only by the parties, their attorneys and by experts who shall agree, in advance and in writing, to receive all such information in secrecy. Also in such case, the information shall not be described in the arbitration award in such manner as to be commercially useful.
ARTICLE 7
MISCELLANEOUS
     7.1 Expenses. Shareholder and Acquiror shall bear their respective expenses, costs and fees (including attorneys’ fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith (the “Transaction Expenses”), whether or not the transactions contemplated hereby shall be consummated. Notwithstanding anything in this Agreement to the contrary, Shareholder shall be responsible for and bear the Company’s Transaction Expenses in connection with the transactions contemplated hereby. The prevailing party in any action or proceeding arising out of or related to this Agreement shall be entitled to its reasonable attorney’s fees and costs in connection therewith.
     7.2 Severability. If any provision of this Agreement, including any phrase, sentence, clause, section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever.
     7.3 Notices. All notices, demands and other communications provided for hereunder shall be in writing (including facsimile or similar transmission) and mailed (by U.S. certified mail, return receipt requested, postage prepaid), sent or delivered (including by way of overnight courier service);

(a)	If to Acquiror, addressed to:

Global Water, Inc. 21410 N. 19th Avenue, Suite 201 Phoenix, Arizona 85027 Phone: (623) 580-9600 Facsimile: (623) 580-9659 Attn: Trevor Hill

with a copy to:

Burch & Cracchiolo, P.A. 702 East Osborn Road Phoenix, Arizona 85014 Phone: (602) 274-7611 Facsimile: (602) 234-9912 Attn: Andrew Abraham, Esq.

(b)	If to Shareholder, addressed to:

Michael Saunders 100 South Washington Boulevard Sarasota, Florida 34236

and

Ronald H. Burks Quincy Investments, LLC 2151 Main Street Sarasota, Florida 34237

with a copy to:

Lewis and Roca LLP 40 North Central Ave. Phoenix, Arizona 85004Phone: (602) 262-5368 Facsimile: (602) 734-3926 Attention: Quentin D. Vaughan, Esq.
or, as to each party, to such other Person and/or at such other address or number as shall be designated by such party in a written notice to the other party. All such notices, demands and communications, if mailed, shall be effective upon the earlier of (i) actual receipt by the addressee, (ii) the date shown on the return receipt of such mailing, or (iii) three (3) days after deposit in the mail. All such notices, demands and communications, if not mailed, shall be effective upon the earlier of (i) actual receipt by the addressee, (ii) with respect to facsimile and similar electronic transmission, the earlier of (x) the time that electronic confirmation of a successful transmission is received, or (y) the date of transmission, if a confirming copy of the transmission is also mailed as described above on the date of transmission, and (iii) with respect to delivery by overnight courier service, the day after deposit with the courier service, if delivery on such day by such courier is confirmed with the courier or the recipient orally or in writing.
     7.4 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.
     7.5 Entire Agreement. This Agreement (including the Schedules hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties.
     7.6 Counterparts. This Agreement may be executed in several counterparts, in original form or by electronic facsimile, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement shall not be effective as between any parties unless and until one or more counterparts has been executed by Shareholder and Acquiror.
     7.7 Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Arizona, without giving effect to the conflict of laws rules thereof.
     7.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns.
     7.9 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto.
     7.10 No Third Party Beneficiaries. Except as provided in Article 5 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person or entity other than the parties hereto and their respective, successors and permitted assigns.
     7.11 Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The representations and warranties of Shareholder shall not be affected or deemed waived by reason of any investigation made by or on behalf of Acquiror (including but not limited to, by any of its advisors, consultants or representatives) except to the extent that Acquiror or any of such advisors, consultants or representatives knew that any such representation or warranty is or might be inaccurate.

     7.12 Interest. Any sums not paid when due pursuant to this Agreement shall bear interest from the due date thereof until paid at a per annum rate equal to the lesser of: (i) the maximum rate, if any, allowed by applicable law; or (ii) the greater of: (a) 10%; or (b) the “prime rate” as from time to time published in the Wall Street Journal as the “base rate or corporate loans posted by at least 75% of the nation’s 30 largest banks” (or equivalent) plus 2%.
     7.13 Francisco Grande Resort. Francisco Grande USA, Inc. (“FGUSA”) operates a private wastewater treatment system and related plant and equipment (“Resort Facilities”) for the sole benefit of the Francisco Grande Resort owned by the Shareholder. To Shareholder’s knowledge, the Resort Facilities are not owned or operated by the Company. If and to the extent it is ultimately determined, by mutual agreement of the parties hereto, each acting reasonably, that the Resort Facilities (or any portion thereof) are owned by the Company, such fact will not result in a breach of this representation, and the parties will address such matter by separate agreement which, among other things, will provide for the transfer of such assets to Shareholder or her designee for no additional consideration. Shareholder and FGUSA, jointly and severally, will indemnify the Company and Acquiror from and against any and all claims, losses, damages, attorneys’ fees and other costs resulting from the transfer of said assets to the Shareholder or her designee, except to the extent resulting from the Company’s or the Acquiror’s negligence or willful misconduct. Shareholder and FGUSA warrant the accuracy of the foregoing to the Acquiror and further expressly acknowledge that the holding of the water and wastewater CC&Ns by PVUC and SCWC (or any other Affiliate of Acquiror) shall not be construed, directly or indirectly, as an assumption by Acquiror or its Affiliates of any duties or obligations in connection with the operation, maintenance, reporting obligations in or otherwise related to the Resort Facilities, which Shareholder and FGUSA will cause to be operated in compliance with all rules and regulations adopted by the Arizona Department of Environmental Quality (“ADEQ”) or other governmental agency. Notwithstanding the foregoing, Acquiror acknowledges and agrees that it (or PVUC, SCWC or another Affiliate of Acquiror) will be obligated under the CC&Ns to provide sewer service with respect to future development within the wastewater portions of the Existing Service Area not serviced by the Resort Facilities. If it is determined that the Company owns the Resort Facilities, Shareholder and FGUSA agree that if and when requested by Acquiror or its Affiliate, Shareholder and FGUSA shall purchase the Resort Facilities from the Company for no additional consideration, subject to ACC approval, if needed. In addition, in such circumstance, Shareholder and FGUSA shall support the removal of the Resort Facilities from the Company’s utility plant in-service. Shareholder agrees to pay all reasonable applicable service, loading, and infrastructure fees (together with any other applicable tariffs/fees) in the event Shareholder desires to decommission the Resort Facilities and connect to the infrastructure of PVUC or SCWC or other Affiliates of Acquiror or the infrastructure of the City of Casa Grande. In connection with any such decommission, Shareholder and FGUSA shall be responsible for complying with and fulfilling all regulatory requirements including but not limited to all ADEQ-mandated clean closure requirements. This provision shall expressly survive the Closing.
     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

SHAREHOLDER:	GLOBAL WATER. INC.

/s/ Michael Saunders
Michael Saunders, individually	Trevor Hill, President

FRANCISCO GRANDE USA, INC.
(solely for purposes of Section 7.13)

/s/ Michael Saunders
Michael Saunders, President

27

SHAREHOLDER:	GLOBAL WATER. INC.

/s/ Trevor Hill
Michael Saunders, individually	Trevor Hill, President

FRANCISCO GRANDE USA, INC.
(solely for purposes of Section 7.13)

Michael Saunders, President

27

SHAREHOLDER:	GLOBAL WATER. INC.

/s/ Michael Saunders
Michael Saunders, individually	Trevor Hill, President

FRANCISCO GRANDE USA, INC.
(solely for purposes of Section 7.13)

/s/ Michael Saunders
Michael Saunders, President

27

SHAREHOLDER:	GLOBAL WATER. INC.

/s/ Trevor Hill

Michael Saunders, individually	Trevor Hill, President

FRANCISCO GRANDE USA, INC.
(solely for purposes of Section 7.13)

Michael Saunders, President

SCHEDULE 1A
•	Existing Service Area territory maps attached

SCHEDULE 3.1.6
[Not Applicable]

2

SCHEDULE 3.1.7
•	Francisco Grande Utilities Company adopted Bylaws on December 11, 2006, effective as of March 29, 2002, which Bylaws are identical to the original Bylaws of Francisco Grande Utilities Company, which have been provided to Acquiror

•	Transfer of a portion of Francisco Grande Utilities Company’s Certificate of Convenience and Necessity to Arizona Water Company, Arizona Corporation Commission Docket No. W-01445A-05-0700 and Docket No. WS-01775A-05-0700; Decision No. 68654 dated April 12, 2006

3

SCHEDULE 3.1.9
[Not Applicable]

4

SCHEDULE 3.1.10
•	Arizona Corporation Commission Certificate of Convenience and Necessity. Issued to Giant Utility Company in Decision No. 33465 dated October 20, 1961, and Decision No. 33900 dated May 18, 1962; transferred from Giant Utility Company to Francisco Grande Utilities Company in Decision 47711 dated March 3, 1977

•	Pinal County. Board of Supervisors. Acknowledgement of Assignment of Franchise, February 22, 1977, such that Giant Utility Company assigned and set over to Francisco Grande Utility Company that certain franchise issued to A.F. Jamison, or his nominee on the 18th day of May 1959, and, transferred to Giant Utility Company on the 7th day of May 1962

•	Water System Agreement entered into on June 2, 1999, by and among Arizona Water Company, Michael Saunders, and Francisco Grande Utility Company

•	Arizona Department of Water Resources Water Provider Permit No. 56-001349.0000 Francisco Grande Utility Company

•	Arizona Department of Environmental Quality, Public Water System, PWS #11-333 [inactive]

•	Pinal County. Department of Public Works. Permit to Use Right of Way

•	Non-Potable Water Facilities Contribution Agreement entered into on October 13, 2003 by and between Arizona Water Company and Francisco Grande Utility Company

5

SCHEDULE 3.1.11
(Not Applicable)

6

SCHEDULE 3.1.13
•	Pinal County. Department of Public Works. Permit to Use Right of Way

•	Francisco Grande Utilities Company (“Original Company”), which was incorporated on February 4, 1977 and was transferred the Certificate of Convenience and Necessity pursuant to the Arizona Corporation Commission Decision 47711 dated March 3, 1977, was administratively dissolved on January 10, 1997 for failure to file its annual report for 1995 with the Arizona Corporation Commission Corporations Division. On March 29, 2002, Francisco Grande Utilities Company was incorporated as a new corporation with a name identical to the Original Company (“New Company”). Except as set forth in Schedule 3.1.24, Francisco Grande Utilities Company has complied with all filing requirements of the Arizona Corporations Commission Utilities Division

7

SCHEDULE 3.1.14
[Not Applicable]

8

SCHEDULE 3.1.181
Water Wells:
ADWR ID#55-603936: 200 horsepower pump, 580 gpm yield, 12.75” casing diameter
ADWR ID#55-603937: 75 horsepower pump, 200 gpm yield, 20” casing diameter
ADWR ID#55-603940: 40 horsepower pump, 190 gpm yield, 20” casing diameter
Booster pumps:
3 — 65 horsepower
1 — 25 horsepower
Metal and fiberglass tanks:
1 — 250,000 capacity storage tank
1 — 170,000 capacity storage tank
1 — 12,000 pressure tank
Mains:
2 — 6 inch transite, 3960 feet
3 — 6 inch tran clay, 2640 feet
1 — 10 inch transite, 5280 feet
Lift Station Facilities at Maintenance Yard:
2 pumps, 3 horsepower per pump, 180 gpm capacity, 1500 gallons wet well capacity
2 pumps, 1.5 horsepower, 90 gpm capacity, 1500 gallons wet well capacity
Manholes:
8 standard
Cleanouts:
4
Collection Mains:
6” potable clay, 2680 feet
8” sewer clay, 2680 feet
Extended Aeration Digestion Solids Processing and Handling Facility
Chlorinator Chamber (contact gas) Disinfection Equipment
Clarifier Filtration Equipment
Fence
Chlorinator Shed

[1]	As noted elsewhere in the Agreement, some or all of the assets listed in this Schedule 3.1.18 may not be owned by the Company.

9

SCHEDULE 3.1.20
[Not Applicable]

10

SCHEDULE 3.1.24
•	Except for failing to file annual reports for 2002 and 2003, Francisco Grande Utilities Company has filed annual reports with Utilities Division of the Arizona Corporation Commission since 1998
•	Annual Water Withdrawal and Use Reports regarding Water Provider Permit No. 56-001349.0000 have been filed with the Arizona Department of Water Resources since 1992

11

*Map No. 16*

**COUNTY:** *Pinal*

RANGE 4 East
6
3
2
1
7
8
10
11
12
TOWNSHIP 6 South

W-1445 (34)(3)
Arizona Water Company (Stanfield)

W-2442 (2)
CP Water Company

WS-1775 (2)
Francisco Grande Utility Company

Nonjurisdictional (2)
Copper Mountain Ranch Community Facilities District

[STAMP]
BEFORE THE ARIZONA CORPORATION COMMISSION
IN THE MATTER OF THE APPLICATION OF GIANT UTILITY COMPANY FOR A CERTIFICATE OF CONVENIENCE AND NECESSITY TO SERVE WATER FOR DOMESTIC AND COMMERCIAL PURPOSES, AND FOR THE COLLECTION AND DISPOSAL OF SEWAGE IN THE AREA DESCRIBED AS SECTIONS 16, 17, 18. 19, 20, 21, 28, 29 AND 30, TOWNSHIP SOUTH, RANGE 5 EAST, G&SRB&M, PINAL COUNTY, ARIZONA

DOCKET NO. U-1775	DECISION NO. Illegible
OPINION AND ORDER
BY THE COMMISSION:
          Notice having been given as provided by law, the above entitled matter came on for hearing before the Commission on the 5th day of July, 1961, sitting in Tucson, Pima County, Arizona.
          Applicants were represented by their attorneys, Johnson, Walton and Mills, John Wm. Johnson of counsel, and appearance in opposition to the application was made and entered in behalf of Arizona Water Company.
          Testimony was presented and evidence entered, both oral and documentary, and from the evidence, testimony, records and files in the matter it appears that certain of the area concerned in the petition has here to fore been certified to Arizona Water Company, and, upon such showing, petitioner moved that previously certificated areas be deleted from the area sought in the petition; upon completion of the foregoing, the Commission is of the opinion that the petition should be granted.
          WHEREFORE, IT IS ORDERED that this Order shall be and constitute a Certificate of Convenience and Necessity pursuant to Section 40-281, Arizona Revised Statutes, authorizing applicant herein to construct, operate and maintain a domestic water utility and a system for the collection and disposal of sewage in the territory described as all of Sections 19 and 20, Township 6 South, Range 5 East, G&SRB&M, Pinal County, Arizona, and to furn-

Arizona Corporation, Commission Docket No. U-1775. Decision No. 33465 (granting (Illegible) for water & sewage, (Illegible)

ish water to the residences and business establishment therein and to collect from said residences and business establishments sewage and dispose of the same within said area and territory.
          A rate of charge of Five $5.00 Dollars for the first five thousand (5,000) gallons of water provided each consumer, and Fifty (50) Cents per thousand (1,000) gallons in excess thereof is approved and authorised by the Commission as a monthly charge.
          A rate of charge of Five ($5.00) Dollars per month per connection for the disposal of sewage is approved and authorised by the Commission.

BY ORDER OF THE ARIZONA CORPORATION COMMISSION.

IN WITNESS WHEREOF, I, FRANCIS J. BYRNES
Secretary of the Arizona Corporation Commission, have hereunto set my hand and caused the official seal of this Commission to be affixed, at the Capitol in the City of Phoenix, this 20th day of October, 1961.

/s/ Francis J. Byrnes
FRANCIS J. BYRNES
SECRETARY

	/s/ Illegible	/s/ Illegible

CHAIRMAN	COMMISSIONER	COMMISSIONER

Arizona Corporation Commission
DOCKETED
MAY 18, 1962
DOCKETED BY (Illegible)
BEFORE THE ARIZONA CORPORATION COMMISSION
IN THE MATTER OF THE APPLICATION OF GIANT UTILITY COMPANY, AN ARIZONA CORPORATION, FOR A CERTIFICATE OF CONVENIENCE AND NECESSITY TO SERVE AND TO A CERTIFICATE OF CONVENIENCE AND COMMERCIAL PURPOSES, AND FOR THE COLLECTION AND DISPOSAL OF SEWAGE, AND ADDITIONAL AREA DESCRIBED AS SECTIONS 13, 14, 15, 22, 23, 24, 25, 26, 27, 34, 35 AND 26, TOWNSHIP 6 South, Range 4 EAST, AND SECTIONS 17, 18, 29, 30, 31 AND 32, TOWNSHIP 6 SOUTH, RANGE 5 EAST, ALL G&SRB&M, PINAL COUNTY, ARIZONA.

DOCKET NO. U-1775	DECISION NO. 33900
OPINION AND ORDER
BY THE COMMISSION:
          Notice having been given as provided by law, the above entitled matter came on for hearing before the Commission sitting in Tucson, Arizona on March 27, 1962.
          Applicant was represented by John Wm. Johnson, of the law firm of Johnson, Walton & Mills, and by L. H. Bell, engineer. There was no appearance in opposition to the granting of the application.
          Testimony was presented and from such testimony, record and files in the matter it appears that Applicant has complied with the statutes of the State of Arizona and with the rules and regulations of this Commission for the granting of a certificate of convenience and necessity.
          WHEREFORE, IT IS ORDERED that this order shall constitute and be a certificate of convenience and necessity as contemplated by 240-281, Arizona Revised Statutes, to construct, operate and maintain a public water system in the additional territory described as Sections 13, 14, 15, 22, 23, 24, 25, 26, 27, 34, 35 and 36 in Township 6 South, Range 4 East, and in Sections 17, 18, 29, 30, 31 and 32 in Township 6 South, Range 5 East, all G&SRB&M, Pinal County, Arizona, and to also furnish the collection and disposal of sewage in the forgoing described area.
          IT IS FURTHER ORDERED that the rules heretofore approved for this Company are hereby approved and shall apply in this area.
          BY ORDER OF THE ARIZONA CORPORATION COMMISSION.

Arizona Corporation Commission, Docket No. U-1775, Decision No. 33900 (extending (Illegible) in (Illegible) (May 18, 1962)

DOCKET NO. U-1775	DECISION NO. 33900
IN WITNESS WHEREOF, I, FRANCIS J. BYRNES, Secretary of the Arizona Corporation Commission, have hereupto set my hand and caused the official seal of this Commission to be affixed, at the Capitol in the City of Phoenix, this 18th day of May, 1962.

/s/ Francis J. Byrnes
FRANCIS J. BYRNES
SECRETARY

By
Acting Secretary

/s/ Illegible		/s/ Illegible

CHAIRMAN	COMMISSIONER	COMMISSIONER

BEFORE THE ARIZONA CORPORATION COMMISSION
[STAMP]
BUD TIMS
     Chairman
ERNEST GARFIELD
     Commissioner
JIM WEEKS
     Commissioner

IN THE MATTER OF THE APPLICATION	)	DOCKET NO. U-1775
OF GIANT UTILITY COMPANY, AN	)
ARIZONA CORPORATION, AS TRANSFEROR,	)	CASE NO. 10102-U
TO TRANSFER ITS CERTIFICATE OF	)
CONVENIENCE AND NECESSITY AUTHORIZING	)	DECISION NO. 47711
GIANT UTILITY COMPANY TO CONSTRUCT,	)
OPERATE AND MAINTAIN A PUBLIC WATER	)
SYSTEM AND TO ALSO FURNISH THE	)
COLLECTION AND DISPOSAL OF SEWAGE	)
WITHIN CERTAIN PORTIONS OF PINAL	)
COUNTY, TOGETHER WITH THE ASSETS OF	)
GIANT UTILITY COMPANY,	)
TO FRANCISCO GRANDE UTILITIES COMPANY	)
AN ARIZONA CORPORATION.	)	OPINION AND ORDER
)

PLACE OF HEARING:	Phoenix, Arizona

DATE OF HEARING:	February 24, 1977

HEARING OFFICER:	David C. Kennedy
APPEARANCES:
Barney Paulson, Assistant Director, and Gordon Howard, Chief Rate Analyst, Utilities Division for the Arizona Corporation Commission.
Lewis and Roca, by Lyman A. Manser, for the Applicant.
Verity, Smith, Lacy, Allen & Kerns, by Leo N. Smith, and R. H. Bartholomew, Assistant to the President. The Hanna Mining Company, for Francisco Grande Utilities Company.
FINDINGS OF FACT
     1. Giant Utility Company, an Arizona corporation, presently holds a certificate to provide domestic water and sewage collection and disposal services in an area west of Casa Grande, Arizona which includes the property on which there is situated the Francisco Grande Resort and related facilities.
     2. Giant Utility Company is a subsidiary of National Exhibition Company, a New Jersey corporation. National Exhibition Company entered into an agreement with Coastal Mining Company, a Delaware corporation, to sell to Coastal Mining Company all land, buildings and improvements constituting the Francisco Grande Resort and, as a part of that transaction to attempt

Page two
U-1775
Decision No. 47711
to cause the certificate and the other assets of Giant Utility Company to be sold and transferred to Coastal Mining Company, or its nominee.
     3. Coastal Mining Company is a wholly owned subsidiary of the Hanna Mining Company, a Delaware corporation.
     4. Francisco Grande Utilities Company has been nominated as the transferee of the certificate and related assets and is also a wholly owned subsidiary of the Hanna Mining Company.
     5. In partial implementation of the terms of the agreement between National Exhibition Company and Coastal Mining Company, the land, buildings and improvements owned by National Exhibition Company have been sold and transferred to Francisco Grande Resort, Inc., a Delaware corporation, which is a wholly owned subsidiary of the Hanna Mining Company.
     6. Francisco Grande Resort, Inc. is presently the only user of domestic water furnished by the applicant.
     7. Francisco Grande Utilities Company is prepared to undertake the obligation of furnishing domestic water within the certificated area and to operate under the statutes of the State of Arizona and the rules and regulations of the Arizona Corporation Commission pertaining to domestic water companies.
     8. The Pinal County Board of Supervisors, by resolution dated February 22, 1977, has approved a transfer to Francisco Grande Utilities Company of the franchise previously granted to Giant Utility Company and an acknowledgement of that resolution signed by the Pinal County Board of Supervisors and attested to by the administrator-clerk of the Pinal County Board of Supervisors has been filed with the Commission.
CONCLUSIONS OF LAW
     The Commission concludes that the transferee is a fit and proper person to provide service under the certificate.
ORDER
     WHEREFORE, IT IS ORDERED: that the certificate presently held by Giant Utility Company be, and the same hereby is, transferred to Francisco Grande Utilities Company to the area described as:

Page three
U-1775
Decision No. 47711
Sections 17, 18, 19, 20, 30 and 31, Township 6 South, Range 5 East, G&SRB&M, and Sections 13, 14, 15, 22, 23, 24, 25, 26, 27, 34, 35, and 36, Township 6 South, Range 4. East, G&SRB&M, Pinal County, Arizona.
     IT IS FURTHER ORDERED: that the assets of Giant Utility Company may be transferred to Francisco Grande Utilities Company.
     IT IS FURTHER ORDERED: that the rates and charges presently on file for Giant Utility Company shall be maintained by Francisco Grande Utilities Company until further order of the Commission.
     BY ORDER OF THE ARIZONA CORPORATION COMMISSION.

/s/ Illegible	/s/ Illegible	/s/ Illegible

CHAIRMAN	COMMISSIONER	COMMISSIONER
(Illegible)

EXHIBIT 1
PINAL COUNTY
BOARD OF SUPERVISORS
(Illegible)
(Illegible)

(Illegible)	(Illegible)
ACKNOWLEDGEMENT OF ASSIGNMENT OF FRANCHISE
     Before the Board of Supervisors, County of Pinal, State of Arizona, there appeared the Francisco Grande Utility Company, by and through its attorney Howard Karman and/or Samuel Ishmael, and lodged with said Board of Supervisors a certain affidavit of Jack J. Kane of Giant Utility Company which documents satisfactory evidence to the Board that said Giant Utility Company assigned and set over to Francisco Grande Utility Co. that certain franchise issued to A. F. Jamison, or his nominee, on the 18th day of May 1959, and, transferred to Giant Utility Company on the 7th day of May 1962 and held by said Giant Utility Company continuously since that date.
     Now, therefore it is hereby Ordered by the Pinal County Board of Supervisors, all being present this date in Regular Continued Session, all being fully advised in the premises, all finding the public interest best served; that the records of this Board shall henceforth indicate that said franchise shall be held in the name of Francisco Grande Utility Company.
     Said franchise is for the establishment and for maintaining and operating a system for the distribution and sale of water for Domestic and Commercial purposes in the following described areas:
Sections 13 thru 15; Sections 22 thru 27 and Sections 34 and 36 in Township 6S, Range 4E, and, Sections 13 thru 36 in Township 6S, Range 5E, G&SRB&M, Pinal County, State of Arizona.
Done in Open Session this 22nd day of February 1977.

ATTEST:	PINAL COUNTY BOARD OF SUPERVISORS

/s/ Jay Bateman Jay Bateman, Administrator-Clerk	/s/ James J. Karam, Jr. James J. Karam, Jr., Chairman

/s/ Jimmie B. Kem
Jimmie B. Kem, Member of (Illegible)

/s/ Wm. Mathieson
Wm. Mathieson, Member

WATER SYSTEM AGREEMENT
     THIS AGREEMENT is made and entered into this 2nd day of June 1999 by and among ARIZONA WATER COMPANY, an Arizona corporation, (the “Company”), MICHAEL SAUNDERS, a sole proprietor (“Developer”), and FRANCISCO GRANDE UTILITY COMPANY, an Arizona corporation (“Francisco Grande”).
RECITALS
     A. Developer is planning a mixed-use residential and commercial development surrounding the existing Francisco Grande resort hotel, restaurant and golf course to be known as the Francisco Grande Master Planned Community (the “Development”) to be located in Section 20, Township 6 South, Range 5 East, Gila and Salt River Base and Meridian, Pinal County, Arizona, generally westerly from and in the vicinity of the City of Casa Grande, Arizona, as shown on the map in Attachment “A-1” hereto, and more particularly described in Attachment “A-2” hereto, and which Attachments “A-1” and “A-2” are by this reference incorporated herein. Developer represents that it will provide the Company with sufficient documentary evidence showing that it either owns all of the real property in such Section 20 in fee or holds the lawful right to represent and bind the fee owner to the extent contemplated by this Agreement.
     B. Developer has requested that the Company make available and provide, and the Company is desirous of making available and providing, water service to the Development, and to future development within Sections 30 and 31 of said Township 6 South, including, but not limited to, domestic, irrigation, reclaimed water, public fire hydrant service and private fire service (hereinafter collectively referred to as “Water Service”).
     C. Developer acknowledges that Water Service can be provided to the Development by Company only in accordance with this Agreement, the Company’s tariffs on file with the Arizona Corporation Commission (the “Commission”), and the rules, regulations and orders of any other governmental agency having jurisdiction in the premises.
     D. The Company and Developer agree that to provide water service to the first 350 lots of the Development, it will be necessary to extend a water main from the Company’s closest existing main of adequate size and pressure to the closest compatible location in the Development. The Company and the Developer agree that the cost of the main will be advanced by the Development under the applicable provision of A.A.C. R14-2-406 and Section V of the Company’s Terms and Conditions for the Provision of Water Service which may be amended from time to time (hereinafter referred to as the “Main Extension Rule”).
     E. Developer understands that, in order for the Company to provide Water Service to the Development, it will be necessary for Developer to make arrangements with the Company for the design, construction and installation of certain water system infrastructure facilities consisting of off-site water transmission and distribution mains and appurtenances required by the Company to provide Water Service to the Development (which facilities are collectively referred to herein as “Infrastructure Facilities”), as listed in Attachment “B” hereto, which by this reference is incorporated herein. Developer further understands that the Infrastructure Facilities are to be constructed or installed either by the Company or at its direction.
     F. Sections 20, 30 and 31 of said Township 6 South are located within Francisco Grande’s Certificate of Convenience and Necessity issued by the Commission, and as shown in Attachment “C-l” hereto and more particularly described in Attachment “C-2” hereto, which by this reference is incorporated herein. The Company and Francisco Grande are willing and able to make the appropriate filings with the Commission to have the Development and Sections 30 and 31 of said Township 6 South deleted from Francisco Grande’s Certificate of Convenience and Necessity and added to the Company’s Certificate of Convenience and Necessity.
     G. Subject to the terms and conditions of this Agreement. the Company is willing and able to provide Water Service to the Development in accordance with the Company’s tariffs on file with the Commission, and the rules, regulations and orders of the Commission, and subject to any approval of the Commission which may be required.
     In consideration of the premises and mutual agreements, covenants, promises, representations and understandings contained in this Agreement and other good and valuable consideration, the parties hereto have entered into the following Agreement.
     1. WATER SERVICE; INFRASTRUCTURE FACILITIES. The Company and Developer agree that, subject to the conditions of Paragraph 8 of this Agreement, Company will provide Water Service to the Development, and Infrastructure Facilities will be constructed and installed in accordance with this Agreement, the Company’s tariffs on file with the Commission, and the rules, regulations and orders of the Commission and any other governmental agency having jurisdiction in the premises.
     2. MAIN EXTENSION CONTRACT FOR INFRASTRUCTURE FACILITIES. In the event a water line of sufficient size has not been extended down State Highway 84 past the Development before Developer requests water service as described below, the Company and Developer further agree that, to provide Water Service to the Development and maintain water system capacity for the Company’s existing and future customers in the general area of the Development, Developer will be required to enter into a main extension contract with the Company for construction and installation of Infrastructure Facilities that previously have not been constructed and installed. The applicable provisions of the Main Extension Rule shall apply to the extent not in conflict with this Agreement or any main extension contract executed by the Company and Developer with respect to the Infrastructure Facilities. Such Infrastructure Facilities must be constructed and installed following Developer’s request for water service to serve lots in addition to the first 350 lots in the Development and no lots in addition to the first 350 lots will be served until the construction and installation of Infrastructure Facilities are completed.
     3. THE COMPANY’S COST ESTIMATE; DEPOSIT. Prior to entering into any main extension contract for Infrastructure Facilities, Developer will deposit with the Company the amount of the Company’s estimated cost of construction and installation of such Infrastructure

Facilities including, but not limited to, engineering overheads, and related costs pursuant to the Main Extension Rule. All Infrastructure Facilities shall be designed and constructed in accordance with the Company’s design standards and specifications. Plans for the design of the Infrastructure Facilities shall be prepared by Developer and shall be subject to the Company’s prior written approval. Any amount so deposited for the Infrastructure Facilities shall be adjusted to actual cost after installation of the Infrastructure Facilities is completed and all costs are known. If the amount of the deposit is less than the Company’s actual costs, Developer will pay the difference upon presentation of an invoice therefore. If the amount of the deposit exceeds the Company’s actual costs, the Company shall refund the difference to Developer within sixty (60) days after the Company’s actual costs have been determined.
     4. EXCLUSIVE WATER SERVICE. It is expressly agreed and understood that the Company shall be the sole purveyor of all Water Service to the Development. However, the parties specifically agree that, at the option of the Developer and Francisco Grande, irrigation water and effluent may be provided to the golf course landscaping and golf course facilities located within the Development by the Developer or Francisco Grande and any treated or untreated CAP water must be provided by the Company.
     5. ADDITIONAL MAIN EXTENSION CONTRACTS. The Company will enter into main extension contracts with Developer or others in accordance with the Main Extension Rule for the purpose of providing water main extensions in addition to those described in this Agreement as actual development occurs in the Development. The Company will enter into such additional main extension contracts provided all Infrastructure Facilities required by the Company have been constructed and installed or are being constructed and installed in accordance with this Agreement.
     6. EASEMENTS AND REAL PROPERTY PARCELS. Developer shall grant or cause to be granted to the Company, upon the Company’s request, all easements the Company requires as part of the Infrastructure Facilities, on forms supplied by the Company, as well as easements for ingress and egress purposes. The value of such easements shall not be subject to refund.
     7. TITLE TO FACILITIES; GOVERNMENTAL AUTHORIZATIONS. Title to all facilities constructed and installed under this Agreement shall be vested in the Company, which shall own and maintain such facilities. Developer agrees to execute any and all documents, in a form acceptable to the Company evidencing, where Company deems necessary, any transfer of title to the Company, free and clear of liens, encumbrances, claims, assessments, and any other item not acceptable to the Company. Developer agrees to assist the Company in obtaining any and all permits, licenses, franchises or other governmental authorizations that may be required for the construction and installation of Infrastructure Facilities.
     8. CORPORATION COMMISSION APPLICATION. Promptly following the execution of this Agreement by the parties hereto, the Company and Francisco Grande will make an appropriate joint application with the Commission for approval of this Agreement and for the purpose of securing authority to allow the Company to expand its certificated area to include the portions of Francisco Grande’s certificated area shown in Attachment “C-1” hereto, and to have such portions of the certificated area deleted from Francisco Grande’s Certificate of Convenience and Necessity. The Company may also make such other filings as it otherwise deems necessary to serve the Development. Developer will fully cooperate with and support the application or other filings. The Company’s obligations under this Agreement are, at the Company’s option, subject to its receipt of an acceptable order or orders of the Commission transferring such portions of the certificated area to the Company and authorizing it to serve the Development, which does not impose terms, conditions, or duties upon the Company which the Company considers unduly burdensome or unreasonable. For the purpose of this paragraph, a “final order” shall be understood to mean an order concerning which all appeal periods have expired or in the event of an appeal then upon the entry of the final order, judgment or decision of the Commission or the courts, as the case may be. The parties agree that if the Commission does not allow the Company to expand its certificated urea to include the Development, and to have the Development deleted from Francisco Grande’s Certificate of Convenience & Necessity, this Agreement shall be deemed null and void and the parties shall have no further obligations under this Agreement.
     9. REMEDIES. If Developer fails to perform any monetary obligation under this Agreement or under the provisions of any main extension contract Developer enters into pursuant to this Agreement, the Company, in addition to and without waiving the exercise of any rights and remedies it may have, shall have the right to offset any refund provided in any such main extension contract. Also, the Company shall have the right to offset against any refund due pursuant to such main extension contract the amount, either in part or in full, of any indebtedness due or owing by Developer to the Company.
     10. INDEMNITY. Developer agrees to indemnify the Company and hold it harmless from and against any and all liability for the death of, or injury to, any person or for the loss of, or damage to, any property including, without limitation, the Infrastructure Facilities, which may arise in connection with the development of the Development or by reason of acts done or omitted to be done in the design and installation of the Infrastructure Facilities or the performance of any work by Developer or Developer’s employees, agents, representatives, contractors, or subcontractors, or which may result from such design and installation, or work, and Developer further agrees to reimburse the Company upon demand for all costs and expenses which the Company may incur in resisting or defending any claim which may be made against the Company for any such death, injury, loss, or damage to any person or property, save and except in those instances where such death, injury, loss, or damage is caused solely by the willful act or negligence of the Company. Developer expressly agrees that the agreements contained in this section shall survive the performance of this Agreement or any Agreement for Extension of Water Facilities entered into pursuant to this Agreement and shall remain in full force and effect notwithstanding such performance.
     11. INSURANCE.
          A. Developer agrees that during the period beginning with the date of this Agreement, continuing for the duration of construction of the Infrastructure Facilities, and terminating not earlier than twelve months following final acceptance of the same by the

Company, the following insurance will be maintained in full force and effect by Developer without cost or expense to the Company:
               (1) Comprehensive general liability insurance, including bodily injury liability insurance, with limits of not less than One Million Dollars ($1,000,000) per person and Two Million Dollars ($2,000,000) per occurrence; and property damage insurance with a limit of not less than One Million Dollars ($1,000,000) per occurrence; insuring the Company against any and all claims and liability including, without limitation, claims and liability for the death of or injury to any person or for the loss of or damage to any property, which may arise in connection with the Development or by reason of acts done or omitted to be done in the design and installation of the Infrastructure Facilities or which may result from such design and installation, and further insuring the Company against all costs and expenses incurred by the Company in resisting any claim that may be made against the Company for any such liability, injury, or damage to any person or property.
               (2) Comprehensive automobile liability insurance with limits of not less; than One Million Dollars ($1,000,000) per person and Two Million Dollars ($2,000,000) per occurrence; and property damage insurance with a limit of not less than One Million Dollars ($1,000,000) per occurrence; such insurance shall protect Developer and the Company against all claims for injuries to persons and damage to property of others arising from the use of motor vehicles, and shall cover operation on or off the site of all motor vehicles, whether they are owned, non-owned, or hired.
               (3) Builder’s Risk insurance of the “all risks” type, which shall be written in completed value form, and shall protect Developer and the Company against risks of damage to the Infrastructure Facilities including, without limitation, buildings, structures, and materials and equipment. The amount of such insurance shall be not less than the insurable value of the Infrastructure Facilities at completion. Builder’s Risk insurance shall provide for losses to be payable to the Company. The policy shall contain a provision that, in the event of payment for any loss under the coverage provided, the insurance company shall have no rights of recovery against Developer and the Company. The Builder’s Risk policy shall insure against all risk of physical loss or damage to property from any external cause including flood and earthquake.
               (4) Workers’ Compensation and Employers’ Liability insurance in accordance with statutory requirements and an endorsement thereto shall be written providing that the underwriter thereof waives all right of subrogation against the Company by reason of any claim rising directly or indirectly from any work on or associated with the Development.
          B. Each such policy shall: (1) be issued by an insurance company approved in writing by the Company, which is qualified to do, and is doing, business in the State of Arizona; (2) name the Company as an additional insured; (3) specify that it acts as primary insurance and that no insurance obtained by the Company shall be called upon to cover a loss under the policy so procured or caused to be procured by Developer; (4) provide that the policy shall not be canceled or altered without thirty (30) days’ prior written notice to the Company; and (5) otherwise be in form satisfactory to the Company. Each such policy or a certificate thereof shall be delivered to the Company concurrently with the execution of this Agreement.

     12. ASSURED WATER SUPPLY. As of the date of this Agreement, the Company’s Casa Grande water system bas not been designated as having an Assured Water Supply by the Arizona Department of Water Resources (the “ADWR”). As such, the Developer will be required to apply to the ADWR for a Certificate of Assured Water Supply for each subdivision within the Development. While obtaining a Certificate of Assured Water Supply for the Development shall be the sole responsibility of Developer, the Company shall cooperate with Developer in supplying necessary information to the ADWR.
     13. TIME IS OF THE ESSENCE. The Company and Developer agree that time is of the essence and that each will diligently perform its obligations hereunder in a timely fashion in accordance with the provisions of this Agreement.
     14. CHANGES OR MODIFICATIONS. The parties hereto may change or modify this Agreement only upon written consent of the parties hereto.
     15. NOTICE PROVISIONS. Written notices to any party to this Agreement concerning this Agreement shall be sent by certified mail or hand delivered (except that invoices and other similar communications may be sent by first class mail) addressed as follows:

To the Company:	Arizona Water Company
Attention: President
3805 North Black Canyon Highway
Post Office Box 29006
Phoenix, Arizona 85038-9006

To Developer:	Michael Saunders
Michael Saunders & Company
1801 Main Street
Sarasota, FL 34236

To Francisco Grande:	Francisco Grande Utility Company
Attention: Michael Saunders
1801 Main Street
Sarasota, FL 34236
     16. SUCCESSION. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties.
     17. COMPLETE AGREEMENT. Except for the main extension contracts referred to in paragraphs 2 and 5 of this Agreement, this instrument contains the entire agreement between the parties with respect to the subject matter contained herein and no amendment or modification shall be binding unless made in the manner provided for in writing and signed by duly authorized representatives of the parties hereto.

     18. HEADINGS. Headings on each paragraph or subparagraph are merely for convenience and shall under no circumstances be used to interpret or construe this Agreement.
     19. ATTORNEY’S FEES. In the event any claim, controversy, or legal action arises out of this Agreement, the prevailing party shall be entitled to recover from the other party in such action all costs, expenses and fees incurred therein by said prevailing party (including such attorney’s fees as shall be fixed by the court).
     20. FURTHER INSTRUMENTS. Company, Developer and Francisco Grande agree that they each shall execute any further instruments and perform any further acts which are or may become reasonably necessary to carry out the terms of this Agreement.
     21. COMMISSION. Nothing contained herein shall be construed as limiting in any manner (a) the Company’s right to cancel, amend, or file additional tariffs in accordance with the Commission’s rules, regulations and orders; or (b) the Commission’s authority or jurisdiction over the subject matter of this Agreement.
     22. WAIVER. No wavier hereunder, expressed or implied, shall imply any other waiver, at the same or subsequent time, whether of the same obligation or of any other obligation. No waiver hereunder shall be deemed effective unless expressly set forth in writing.
     23. CONFLICTS. If any conflict arises between the provisions of this Agreement and the Company’s tariffs on file with the Commission and the rules and regulations of the Commission, the provisions of this Agreement will prevail.
     IN WITNESS WHEREOF, each of the parties hereto has caused this instrument to be executed by their respective officers theretofore duly authorized as of the date first written above.

ARIZONA WATER COMPANY, an Arizona corporation

By	[Illegible]
Its	President

MICHAEL SAUNDERS, a Sole Proprietor		FRANCISCO GRANDE UTILITY COMPANY, an Arizona corporation

By	/s/ Michael Saunders	By	/s/ Michael Saunders
Its		Its	President

# ATTACHMENT "A-1"

CLAYTON ROAD
MONTGOMERY ROAD
STATE HWY. 84
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| ARIZONA WATER COMPANY | | |
|---|---|---|
| DESCRIPTION: PROPOSED FRANCISCO GRANDE DEVELOPMENT PLAN | | |
| LOCATION: SEC.20-T.6 S.,R.5 E. | | |
| DATE: 3-17-99 | SCALE: 1"=800' | DRAWN BY: jpk |

ATTACHMENT “A-2”
Section 20, Township 6 South. Range 5 East of the Gila and Salt River Base and Meridian, Pinal County, Arizona.

ATTACHMENT “B”
Infrastructure Facilities:
Three and one half miles of 16-inch ductile iron pipe installed along State Hwy.84 from Company’s Casa Grande system to the Development.

# ATTACHMENT "C-1"

RANGE 4 EAST
RANGE 5 EAST
TOWNSHIP 6 SOUTH
STATE HIGHWAY 84
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LEGAL DESCRIPTION:

EXISTING ARIZONA WATER Co. C.C.& N.

EXISTING FRANCISCO GRANDE UTILITY Co. C.C.& N.

PROPOSED C.C.& N. TRANSFER FROM FRANCISCO GRANDE UTILITY Co. TO ARIZONA WATER Co.

**ARIZONA WATER COMPANY**

DESCRIPTION: PROPOSED C.C.& N. TRANSFER FROM FRANCISCO GRANDE UTILITY Co. TO ARIZONA WATER Co.

LOCATION: SEC.20 & SEC.30-T. 6 S., R. 5 E.

| DATE: | SCALE: | DRAWN BY: |
|---|---|---|
| 3-17-99 | 1"= 1 MILE | jpk |

ATTACHMENT “C-2”
Section 20. Section 30, and Section 31, all in Township 6 South, Range 5 East of the Gila and Salt River Base and Meridian, Pinal County, Arizona.

PINAL COUNTY DEPARTMENT OF PUBLIC WORKS
Highways • Flood Control • Fleet Maintenance • Emergency Services
P.O. Box 737. 31 N Final St., Building F, Florence, AZ 85232 (320) 866-6411 FAX (320) 866-7413

APPLICATION FOR PERMIT TO USE RIGHT OF WAY
(UTILITY COMPANIES)
A MINIMUM FEE OF $50.00 OR $0.13 CENTS PER LINEAR FOOT FOR TRENCHING (WHICHEVER IS GREATER) MUST ACCOMPANY THIS APPLICATION AT THE TIME OF FILING AS WELL AS TWO (2) SETS OF COUNTY APPROVED PLANS. IF THE WORK DESCRIBED HEREIN IS TO BE CONNECTED TO OR BENEFIT APPLICANTS REAL PROPERTY, A DESCRIPTION OF THAT PROPERTY MUST ALSO ACCOMPANY THE APPLICATION AT THE TIME OF FILING. THE FILING OF THIS APPLICATION AND THE PAYMENT OF THE FEE DO NOT GURANTEE OR GRANT THE INSURANCE OF A PERMIT.
THIS APPLICATION IS FOR WORK IN FINAL COUNT RIGHT-OF-WAY ONLY. VERIFICATION OF RIGHT-OF-WAY IS THE RESPONSIBILITY OF THE PERMITTEE.
IF GRADED OR DISTURBED AREA EQUALS OR EXCEEDS 0.1 AC., YOU MUST APPLY FOR A DUST CONTROL PERMIT FROM AIR QUALITY CONTROL (520-866-6929).

LINEAR FEET: (TRENCHING) 14, 340	PERMIT FEE
(TO BE COMPLETED BY PUBLIC WORKERS)
APPLICANT:
FIRM/INDIVIDUAL NAME: FRANCISCO GRANDE UTILITY COMPANY
CONTACT PERSON (If Different from Above): MICHAEL SAUNDERS
TITLE: PRESIDENT
ADDRESS (City, Street, State, Zip Code): 307 S. DRANGE AVENUE SARASOTA, FL 34236
PHONE & FAX: 941-955-8200   941-953-4200
CONTRACTOR NAME & LICENSE NO:

SCOPE OF WORK/DESCRIPTION: (i.e. overhead, underground, trench, bore, pavement cut, length)
     CONSTRUCT 18TH GEAUNTY FLOW IRRICATION PIPE LINE, ROAD BORES & MANHOLES PER CONSTRUCTION DRAWINGS

SPECIAL CONDITON (to be completed by QA Supervisor)

RIGHT OF WAY LOCATION:	Section 19, 30, 31	Township 65	Range 5E
ROAD NAME & OTHER INFORMATION: (Closest Intersection, Direction, Distance)
MONTGOMERY ROAD FROM 1/2 [ILLEGIBLE] North of SR84 13,000 feet South to SELMS HWY; SELMS HWY From Montgomery Rd 1,300 feet west.

EXPECTED:	Start Date: Aug 15	Duration (Days) 60	Completion Date Oct 15

/s/ Michael Saunders Signature of Applicant	8-1-03 Date
THIS APPLICATION IS NOT A PERMIT. NO WORK WILL BE ALLOWED TO TAKE PLACE INSIDE THE RIGHT-OF-ANY UNTIL A PERMIT IS ISSUED BY FINAL COUNTY, HEREINAFTER REFERRED TO AS “COUNTY’ AND POSTED BY PERMITTEE ON SITE. THE PERMIT WILL BE SUBJECT TO GENERAL, CONDITIONS SET FORTH HEREIN AND ANY SPECIAL CONDITIONS APPLICABLE TO THE SCOPE OF WORK. ALL MINIMUM FEES ARE NON REFUNDABLE.

ARIZONA WATER COMPANY 3805 North Black Canyon Highway — P.O. Box 29006 — Phoenix, AZ. 85038-9006 Voice: (602) 240-6860 — Fax: (602) 240-6878	NON-POTABLE WATER FACILITIES CONTRIBUTION AGREEMENT

CUSTOMER:	Francisco Grande Utility Company	Contact No:

Address:	26000 Gila Bend Highway	W.A. No:
Case Grande, AZ 85222

		DATE OF AGREEMENT:	October 10, 2003

WATER FACILITIES:	Install 12 ·inch meter, two water valves and related appurtenances to serve Francisco Grande golf course

CUSTOMER’S DEVELOPMENT:	Francisco Grande Resort

ESTIMATED COST OF CONSTRUCTION OF THE WATER FACILITIES:			TOTAL $5000.00

THIS AGREEMENT Is made and entered into by and between ARIZONA WATER COMPANY, an Arizona corporation, (hereinafter called the “Company”), and the Customer as shown above. In consideration of the services to be performed by the Company and the sums of money to be paid by the Customer, in accordance with this Agreement, it is agreed as follows:
1.	The Company Will construct, or will arrange for the construction of the Water Facilities as described above.

2.	The Customer will pay to the Company upon signing this Agreement the Total shown above, receipt of which is hereby acknowledged by the Company. The total amount shown above is the Company’s estimated cost of construction of the Water Facilities. The Company will determine and inform the Customer of the actual cost of construction within thirty (30) days after the completion of construction or the Company’s receipt of all invoices and charges related to the construction. The Customer and the Company agree that, if the Company’s actual cost of construction is less than the total amount paid by the Customer, the Company shall refund the difference to the Customer. If the Company’s actual cost of construction is more than the estimated cost of construction of the Water Facilities, the Customer shall pay the difference to the Company within thirty (30) days of receipt of an invoice from the Company. Information about the actual cost of construction will be forwarded to the Customer to be an attachment to this Agreement. Except as expressly provided in this section, all amounts the Customer pays to the Company are non-refundable. In lieu of making this payment, Francisco Grande Utility Company will install the Facilities and upon their completion will convey ownership of the Facilities to the Company through a bill of sale. For purposes of this Agreement and billing under NP-260, the value of the Facilities is estimated at five thousand dollars ($5000.00).

3.	Non-potable CAP water will be furnished under the Company’s Non-Potable Central Arizona Project Water Tariff No. NP-260 (ACC No. 440) (“Tariff”) which is incorporated by reference herein.

4.	The Customer has specified the maximum monthly and annual quantities of non-potable CAP water in acre feet (AF) that it intends to use under the Tariff and pursuant to this Agreement, as shown on the attached schedule, which is incorporated by reference herein. This quantity of water has been used to design the Water Facilities and will be the Customer’s maximum demand for non-potable CAP water (“CAP Demand”) during any calendar year. The Customer will be responsible for the annual Central Arizona Water Conservation District (“CAWCD”) M&J Water Service Capital Charge on the CAP Demand and for the other charges set forth in the Tariff.

5.	The Arizona Department of Water Resources (the “Department”) has adopted management plans for Active Management Areas that may require the Company to report the Customer to the Department as an “Individual user.” Should the Customer be determined to be an “Individual user,” the Customer will be responsible for complying with the Department’s Individual user requirements, as the Department determines.

6.	The Water Facilities shall be the sole property to the Company, and the Customer shall have no right, title or interest in or to any such Water Facilities.

7.	The size, design, type, quality, location and manner of Installation of the Water Facilities shall be specified by the Company to comply with requirements of the Arizona Corporation Commission or other public agencies having jurisdiction.

8.	The Customer agrees to furnish to the Company at the Customer’s expense adequate and recordable easements and rights-of-way as required by the Company for the installation of the Water Facilities. The Customer agrees that all easements and rights-of-way shall be free of obstacles which might interfere with the construction or operation of the Water Facilities. If the project of which Customer’s Development is a part involves road construction, all road construction, all roads and drainageways will be brought to grade by the Customer prior to beginning the installation of the Water Facilities. No pavement or curbs shall be installed prior to completion of all Water Facilities. If any street, road, alley or drainageway is installed at a different grade or location after the beginning of the installation of Water Facilities, the Customer shall bear all costs incurred by the Company to relocate the Water Facilities as a result of the different grade or location. Such costs shall be non-refundable.

9.	The Customer agrees to pay to the Company any additional costs incurred as a result of design changes made or caused by the Customer or his agent, the Arizona Department of Environmental Quality, the Arizona Corporation Commission, the CAWCD, any county health department or other public agency under whole jurisdiction the subject construction may fall, or anticipated changes in existing Company facilities, due to any work associated with the Customer’s Development. Such additional costs shall be non-refundable.

10.	This Agreement shall be binding upon and for the benefit of the heirs, administrators, executors, successors and assigns of the Company and the Customer. No assignment or transfer of this Agreement by the Customer shall be binding upon the Company or create any rights in the assignee until such assignment or transfer is approved and accepted in writing by the Company.

11.	This Agreement, and all rights and obligations hereunder, including those regarding non-potable CAP water service to the Customer, are subject to the Company’s tariffs and the requirements of the CAWCD and other agencies having jurisdiction.

ARIZONA WATER COMPANY Company		Francisco Grande Utility Company Customer

By:	/s/ William M. Garfield	By:	/s/ Michael Saunders
	William M. Garfield		Title: President
Title: President